EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 20, 2015, with respect to the consolidated financial statements in the Annual Report of Square 1 Financial, Inc. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of Square 1 Financial, Inc. on Form S-8 (File No. 333-195221).

/s/ GRANT THORNTON LLP
Charlotte, North Carolina
March 20, 2015